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                                                                     EXHIBIT 4-B



                               ARVINMERITOR, INC.

                  Excerpt from the Minutes of a Meeting of the Offering Committee of the Board of Directors

                               February 21, 2002

     RESOLVED, that the Corporation create a series of 8 3/4% Notes due March 1, 2012 in an initial aggregate principal amount of $400 million (the "Notes"), which shall be entitled the ArvinMeritor, Inc. 8 3/4% Notes due March 1, 2012, to be issued under an indenture dated as of April 1, 1998, as supplemented by the First Supplemental Indenture, dated as of July 7, 2000 (collectively, the "Indenture"), between the Corporation and BNY Midwest Trust Company (as successor to The Chase Manhattan Bank pursuant to the Instrument of Resignation, Appointment and Acceptance dated as of October 1, 2001 by and among the Corporation, The Chase Manhattan Bank and BNY Midwest Trust Company) as Trustee (the "Trustee"); and further

     RESOLVED, that interest will be payable on the Notes at the rate per annum stated in their title, from February 26, 2002, semiannually on March 1 and September 1 of each year, beginning September 1, 2002; and further

     RESOLVED, that the Notes shall be issuable in fully registered form in such denominations as the officers of the Corporation shall determine to issue, such determination to be evidenced by the execution and delivery thereof; and further

     RESOLVED, that the initial issuance of the Notes be in the form of one or more global securities, in fully registered form issued to The Depository Trust Company or its nominee ("DTC"), and that beneficial holders of the Notes shall not receive certificates for the Notes representing their ownership interest in the Notes, except under the circumstances described in the seventh and eighth paragraphs of Section 3.05 of the Indenture; and further

     RESOLVED, that the principal of (and premium if any) and interest on the Notes will be payable at the option of the Corporation (i) by the Trustee, as Paying agent, at an office of the Trustee located in the borough of Manhattan in the City of New York, (ii) with respect to Notes in global, book-entry form, by the Corporation directly to DTC or other depositary for the Notes for the benefit of direct participants in DTC's or such other depositary's book-entry system or (iii) if the Notes are issued in definitive registered form, by the Corporation, at the Corporation's option, directly by check mailed to the record holders of the Notes (in the case of payment of principal or any related premium, against surrender of such Notes) or, with respect to payment of interest only on such Notes and at the Corporation's option, by transfer to an account maintained by the payee inside the United States; and further
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     RESOLVED, that the provisions of Sections 4.03 and 10.09 of the Indenture with respect to defeasance of the Notes be, and they hereby are, made applicable to the Notes; and further

     RESOLVED, that the Notes shall have such other terms and provisions including provisions for the redemption thereof at the option of the Corporation, and shall be in the form previously provided to this Committee and hereby ordered filed with the supporting records for this meeting as Exhibit A, which form is hereby approved; provided that such form of the Notes may incorporate such changes, omissions or insertions therein as may be approved by any officer of the Corporation authorized by the following resolution executing the same, such officer's execution and delivery thereof to be conclusive evidence of such approval; and further

     RESOLVED, the Chairman of the Board and Chief Executive Officer, the Senior Vice President and Chief Financial Officer and the Vice President and Treasurer of the Corporation be, and each of them acting individually hereby is, authorized and empowered to execute in the name and on behalf of the Corporation, and the Secretary and the Assistant Secretaries of the Corporation be, and each of them acting individually hereby is, authorized and empowered to affix and attest the seal of the Corporation (which seal may be in the form of a facsimile of the seal of the Corporation) to $400 million aggregate principal amount of Notes (and Notes authenticated and delivered by the Trustee upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.08 of the Indenture); provided that the signature of any such officer may be a facsimile signature imprinted or otherwise reproduced, and that the Corporation for such purpose hereby adopts as binding upon it the facsimile signature on any Note of the present and any future Chairman of the Board and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Vice President and Treasurer, Secretary, Assistant Secretary or other officer of the Corporation, notwithstanding that at the time Notes shall be authenticated or delivered such officer shall have ceased to hold such office, and of any person who shall subsequently hold any such office notwithstanding that he had not yet been installed in such office at the date of such Note; and further

     RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered to cause $400 million aggregate principal amount of Notes to be delivered to the Trustee for authentication; and further

     RESOLVED, that upon the written order of the Corporation requesting the Trustee to authenticate and deliver the Notes as provided in the Indenture, the Trustee be, and it hereby is, authorized to cause the Notes to be authenticated and delivered for and on behalf of the Corporation against payment by the Underwriters of the Purchase Price (each as hereinafter defined); and further

     RESOLVED, that, for purposes of the definition of Principal Property in
Section 1.01 of the Indenture, any real property (including buildings and other improvements) of the Corporation or any Restricted Subsidiary (as defined in the Indenture) whether currently owned or hereafter acquired (other than any property hereafter acquired for the control or abatement of atmospheric

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pollutants or contaminants of water, noise, odor or other pollution, or for purposes of developing a cogeneration facility or a small power production facility as such terms are defined in the Public Utility Regulatory Policies Act of 1978, as amended), which has, at the date of any determination, a book value in excess of 2.5% of Consolidated Net Tangible Assets (as defined in the Indenture) shall be deemed to be of material importance to the total business conducted by the Corporation and its Registered Subsidiaries as a whole; and further

     RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered for and on behalf of the Corporation to accept the proposal of J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Banc One Capital Markets, Inc., ABN AMRO Incorporated, UBS Warburg LLC, Comerica Securities, Inc., SunTrust Capital Markets, Inc., BNY Capital Markets, Inc., TD Securities (USA) Inc. and Tokyo-Mitsubishi International plc (the "Underwriter") for the purpose of the Notes from the Corporation; and further


     RESOLVED, that the form of Underwriting Agreement to be entered into between the Corporation and the Underwriters, as underwriters and as representatives of any other underwriters purchasing Notes from the Corporation as may be named in the definitive Underwriting Agreement, in connection with the sale of the Notes, a copy of which was previously provided to this Committee and is hereby ordered filed with the supporting records for this meeting as EXHIBIT B, be, and it hereby is, approved; and that the officers of the Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Corporation, to execute and deliver an Underwriting Agreement substantially in such form, with such changes or additions thereto or omissions therefrom as the officer executing the same shall approve, such approval to be therefrom as the officer executing the same shall approve, such approval to be conclusively evidenced by such officer's execution and delivery thereof, and to take or cause to be taken all such actions as any such officer may deem appropriate to perform such Underwriting Agreement; and further

     RESOLVED, that the initial public offering price of the Notes shall be 100% of the principal amount thereof, plus accrued interest, if any, from February 26, 2002 to the date of delivery; and further

     RESOLVED, that the price to be paid to the Corporation by the Underwriters for the Notes shall be 98.625% of the principal amount thereof, plus accrued interest, if any, from February 26, 2002 to the date of delivery (the "Purchase Price"); and further

     RESOLVED, that the Board of Directors of the Corporation or the Offering Committee may in the future and in their sole discretion resolve to authorize the creation and issuance of additional debt securities of the Corporation ranking equally and ratably with the Notes in all respects, so that such further debt securities will be consolidated and form a single series with the Notes and will have the same terms as to status, redemption or otherwise as the Notes; and further

     RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and empowered to take or cause to be taken such actions and to execute and deliver or caused to be executed and delivered all such

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documents, certificates, instruments and assurances (including, with limitation, a letter of representations to the DTC, closing certificates and other documents, any other documents required to be delivered pursuant to the Underwriting Agreement, completing and filing with the Securities and Exchange Commission the prospectus supplement and, if required, the prospectus relating to the Notes), to make payment of fees and expenses and to take all such other steps as any of them may deem appropriate to carry out the intent and purpose of the foregoing resolutions and the resolutions of the Board of Directors of the Corporation adopted on April 11, 2001.